Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Value Line Small Cap Opportunities Fund, Inc. and Value Line Asset Allocation Fund, Inc. of our report dated May 22, 2019, relating to the financial statements and financial highlights, which appears in the Annual Report of Value Line Small Cap Opportunities Fund, Inc. and Value Line Asset Allocation Fund, Inc. on Form N-CSR for the year ended March 31, 2019. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 31, 2019